EXHIBIT 99.1

BJ’s Restaurants Reports Results of Annual Meeting of Shareholders

HUNTINGTON BEACH, Calif., June 09, 2017 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) held its Annual Meeting of shareholders on June 7, 2017. At the meeting, shareholders elected Gregory A. Trojan, Gerald W. Deitchle, Peter A. Bassi, Larry D. Bouts, James A. Dal Pozzo, Noah A. Elbogen, Wesley A. Nichols, Lea Anne S. Ottinger and Patrick D. Walsh to the Board of Directors to serve for one-year terms until the next Annual Meeting. The Board of Directors has reappointed Mr. Deitchle as Chairman of the Board of Directors.

Shareholders also approved on a non-binding and advisory basis, establishing the frequency of future advisory votes on executive compensation to be on an annual basis, and a resolution approving compensation of named executive officers. In addition, the shareholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2017.

BJ’s Restaurants, Inc. currently owns and operates 192 casual dining restaurants under the BJ’s Restaurant & Brewhouse®, BJ’s Restaurant & Brewery®, BJ’s Pizza & Grill® and BJ’s Grill® brand names. BJ’s Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. All restaurants feature BJ’s critically acclaimed proprietary craft beers, which are produced at several of the Company’s Restaurant & Brewery locations, its two brewpubs in Texas and by independent third party craft brewers. The Company’s restaurants are located in the 24 states of Alabama, Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Tennessee, Texas, Virginia and Washington. Visit BJ’s Restaurants, Inc. on the Web at http://www.bjsrestaurants.com for locations and additional information.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.